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Exhibit 3.1

                            CERTIFICATE OF FORMATION

                                       OF

                                REV HOLDINGS LLC



                  This Certificate of Formation of REV Holdings LLC, dated as of December 17, 2002, is being duly executed and filed by Todd J. Slotkin, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. ss.18-101, et seq.).

                  FIRST. The name of the limited liability company formed hereby is REV Holdings LLC (the "Company").

                  SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808.

                  THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is c/o The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle.

                  FOURTH. The effective time of this Certificate of Formation shall be 10:30 A.M. on December 18, 2002.

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

                                          /s/ Todd J. Slotkin
                                          ---------------------------------
                                          Name:    Todd J. Slotkin
                                          Title:   Authorized Person